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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTifICATE OF INCORPORATION
                                      OF
                           MELVILLE.LE BIOLOGICS, INC.

               Under Section 242 of the General Corporation Law
                                    of the
                               State of Delaware


     The undersigned, Thomas R Ostermueller, President of Melville Biologics, Inc. (the "Corporation"), for the purpose of amending the Certificate of Incorporation of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, does hereby certify and set forth:

     1.   The name of the Corporation is Melville Biologics, Inc.

     2. The Certificate of Incorporation was originally filed in the Office of the Secretary of State on January 1, 1993

     3. The first sentence of Article Fourth of the Certificate of Incorporation is amended to read in its entirety as follows, in order to increase from five hundred (500) shares to nineteen million six hundred twenty-five thousand (19,625,000) shares the number of shares of common stock which the Corporation shall have authority to issue and to change the par value of the shares of stock of the Corporation from without par value to par value $0.01 per share.

     3. "The total number of shares of stock which the Corporation shall have authority to issue is nineteen million six hundred twenty-five thousand five hundred (19,625,500) shares, of which nineteen million six hundred twenty-five thousand (19,625,000) shares shall be shares of common stock, par value $0.01 per share (the 'Common Stock'), and five hundred (500) shares shall be shares of preferred stock, par value $0.01 per share (the Preferred Stock')."

     4. This amendment of the Certificate of Incorporation was duly adopted in accordance with die provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation this 26th day of October 1995.

                                  /s/ Thomas R. Ostermueller
                                  _________________________________
                                  Thomas R. Ostermueller
                                  President